                                                                    Exhibit 10.7

                                Willow Grove Bank
                  Amended Directors and Officers Incentive Plan

The Willow Grove Bank Directors and Officers Incentive Plan ("Plan") is being designed to provide incentive compensation that will reward participants when corporate and individual goals are met. The Board of Directors maintains the responsibility to limit any or all payout under the guidelines of the Plan in order to ensure the safe and sound operation of the Bank and also to fulfill its fiduciary responsibility to the shareholders of the Company. Although terms such as "approved", "payout", etc. are used in describing the Plan, there is no intention or implication that the Board of Directors is under any obligation to make any distribution under the calculation methodology contained in this description. The plan consists of the following components:

A.    Participants

      The participants of the plan are separated into the following categories: directors, president, senior management and management. The Board of Directors is responsible for the allocation of incentive compensation to the President. The President is responsible for any distribution within the senior management and management categories. Distributions, if any, are subject only to the maximum calculated amount per category, individual participants may receive different distributions, including if appropriate, no distribution.

B.    Payout criteria

      There are three distinct areas of measurement.

            o Safe and sound operations within the guidelines set by the OTS and the financial responsibility in accordance with the rules and regulations of the AICPA and SEC.
            o Selected pre-established operational targets that measures (a) the Bank's actual performance versus anticipated performance and (b) peer analysis which compares the Bank's performance to other OTS regulated institutions of comparable asset size in the same geographic region.
            o A discretionary portion that allows for recognition of individual goals.

The following discusses in detail the components and operation of the Plan.

The Plan has provisions that call for an all or none distribution, that is, if the goal is met in its entirety, the payout is approved, if the goal is not met in its entirety, no distribution is approved. There are other provisions that establish a target level at which 100% distribution would be approved. The Plan also provides when actual performance exceeds targeted levels, the distribution level would correspondingly increase and if actual performance did not meet targeted levels, a lesser payout could be approved, however a minimum level is established below which no payout is approved. This flexibility in the plan provides for the following. First, it recognizes that there may be variances in actual performance due to certain activities that have not been projected, and therefore assists in the administration of the Plan by not having to re-assess variances in actual versus budgeted performance which resulted from economic or operational changes. Secondly, by allowing for a range of results, albeit with a pre-determined minimum level of performance, it will discourage short-term solutions that will benefit current year's performance, but may not be the best long-run solution for the bank. These target and minimum levels are determined at the discretion of the Board of Directors. A discretionary section of the Plan is also provided that allows for the recognition of goals attained by individual officers. The maximum discretionary percentage varies by participant with the higher level of discretionary payments being made to those who have the most impact on executing the objectives set forth, but a smaller input into the establishment of the goal.

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

                                                                    Exhibit 10.7

The following table defines the level of incentive compensation by participant:


--------------------- ------------------------- ------------- ------------- ----------------- ----------------
                                                 Directors     President         Senior         Management
                                                                               Management
--------------------- ------------------------- ------------- ------------- ----------------- ----------------
Item 1 -              To be approved for           5.00%         5.00%           5.00%             5.00%
Safe and sound        payout, the goal must
operation             be met in its entirety
--------------------- ------------------------- ------------- ------------- ----------------- ----------------
Item 2 -              A targeted level and a       15.0%         22.50%          15.00%            7.50%
Based upon the        minimal level are set.
performance of the    Below the minimal level
bank                  -- no payout; at
                      targeted level -- 100% payout and at all other levels - a
                      pro-rata payout.
--------------------- ------------------------- ------------- ------------- ----------------- ----------------
Item 3 -              As stated this is            0.00%         2.50%           5.00%             5.00%
Discretionary         discretionary
--------------------- ------------------------- ------------- ------------- ----------------- ----------------
Total at target                                    20.00%        30.00%          25.00%           17.50%
level
--------------------- ------------------------- ------------- ------------- ----------------- ----------------

The following section describes Item 2 which pertains to the selected performance targets. The three performance targets currently being utilized are return on equity (ROE), efficiency ratio and asset quality ratios. The number of or the specific performance target can be modified on an on-going basis as more relevant data is available or if current data is no longer available. Also each of these performance targets are divided into two pieces for the Plan calculation, the first being a comparison of actual performance to budgeted performance, because the Plan is recognizing achieving the standards we control on our own. Second, each performance target is measured against how the bank performs versus a peer group. The peer group chosen is based upon data compiled by the OTS and distributed in its quarterly Uniform Thrift Performance Report ("UTPR"). The reasons this data is being selected are: (a) all financial institutions are operating under the same regulatory body; (b) asset size ranges from $300 million to $1 billion; (c) all institutions are in the Northeast region of OTS; (d) data reported is from regulatory reports which provide a consistency for how data is input. This peer group does reflect stock and mutual institutions. At September 30, 2001, there were 43 institutions in this peer group.

Return on equity was selected because it encompasses all the financial disciplines: net income, return on assets, and equity management. Efficiency ratio was selected because it focuses on the ability to efficiently use resources in generating income. Asset quality was selected because it is the largest item that can impact the bank's earnings at this time

                                                                    Exhibit 10.7

Again, different participants receive different potential distributions due to their direct responsibility to achieving these performance goals. The following table sets forth those percentages:

---------------------------- ------------------ ------------------ ------------------- ------------------
                                 Directors          President            Senior           Management
                                                                       Management
---------------------------- ------------------ ------------------ ------------------- ------------------
ROE
Actual vs. budget                      3.50%              5.00%               3.50%              1.50%
Peer comparison                        1.50%              2.50%               1.50%              1.00%
                                       -----              -----               -----              -----
Total                                  5.00%              7.50%               5.00%              2.50%
---------------------------- ------------------ ------------------ ------------------- ------------------
EFFICIENCY RATIO
Actual vs. budget                      3.50%              5.00%               3.50%              1.50%
Peer comparison                        1.50%              2.50%               1.50%              1.00%
                                       -----              -----               -----              -----
Total                                  5.00%              7.50%               5.00%              2.50%
---------------------------- ------------------ ------------------ ------------------- ------------------
ASSET QUALITY
Actual vs. budget                      3.50%              5.00%               3.50%              1.50%
Peer comparison                        1.50%              2.50%               1.50%              1.00%
                                       -----              -----               -----              -----
Total                                  5.00%              7.50%               5.00%              2.50%
---------------------------- ------------------ ------------------ ------------------- ------------------
TOTAL ITEM 2
Actual vs. budget                     10.50%             15.00%              10.50%              4.50%
Peer comparison                        4.50%              7.50%               4.50%              3.00%
                                       -----              -----               -----              -----
Total                                 15.00%             22.50%              15.00%              7.50%
---------------------------- ------------------ ------------------ ------------------- ------------------


------------------------------------------------------------------------------------------------------
                                                                          Senior
                                         Directors       President      Management      Management
                                         ---------       ---------      ----------      ----------
Payout @ 100% of target                    3.50%           7.50%           3.50%           1.50%
------------------------------------------------------------------------------------------------------

   Budget       Actual     Budget to                     Payout based upon actual
    ROE           ROE       Actual                    Performance compared to bsudget
   ------       ------     ---------     -------------------------------------------------------------
   9.00%         8.00%       88.9%         0.00%           0.00%           0.00%           0.00%
   9.00%         8.10%       90.0%         3.15%           6.75%           3.15%           1.35%
   9.00%         8.25%       91.7%         3.21%           6.88%           3.21%           1.38%
   9.00%         8.50%       94.4%         3.31%           7.08%           3.31%           1.42%
   9.00%         8.75%       97.2%         3.40%           7.29%           3.40%           1.46%
   9.00%         9.00%      100.0%         3.50%           7.50%           3.50%           1.50%
   9.00%         9.25%      102.8%         3.60%           7.71%           3.60%           1.54%
   9.00%         9.50%      105.6%         3.69%           7.92%           3.69%           1.58%
   9.00%         9.75%      108.3%         3.79%           8.13%           3.79%           1.63%
   9.00%        10.00%      111.1%         3.89%           8.33%           3.89%           1.67%
   9.00%        11.00%      122.2%         4.28%           9.17%           4.28%           1.83%
------------------------------------------------------------------------------------------------------

If the Board of Directors chooses, it can modify the target for some extraordinary event. For example, for FY 2002, the ROE could be restated due to the second step offering. This would be done, by using the budget ROE for the first 9 months, and then adding in one-quarter of the revised ROE based upon the financial projections included in the conversion business plan to recalculate a budget ROE for the year. The same procedures as above would then be used.

The same methodology would apply to the peer group comparison; however there would not be any adjustment for extraordinary events since other institutions may also be incurring extraordinary events.

                                       91

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                                                                    Exhibit 10.7

Summary

In conjunction with modifications in the Bank's salary administration program whereby wage adjustments may not occur as they have historically been made, the Incentive Plan is suggested to provide greater emphasis on pay for performance with certain minimum standards needing to be attained prior to any payout being approved. It also is being recommended based upon its flexibility to address variances that occur within an acceptable tolerance range and allow for modification when extraordinary events occur. As stated at the outset, the Board of Directors has the responsibility to limit any or all distributions to ensure the bank is operating in a safe and sound manner and fulfilling their fiduciary responsibility to shareholders.









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